Exhibit 99.4

Consolidated Financial Statements and

Independent Auditors’ Report

AR Topco, LLC and Subsidiaries

As of December 31, 2017 and for the Period from

October 5, 2017 to December 31, 2017

AR Topco, LLC and Subsidiaries

INDEPENDENT AUDITORS’ REPORT

Board of Directors

AR Topco, LLC and Subsidiaries

Gulf Breeze, FL

We have audited the accompanying consolidated financial statements of AR Topco, LLC and Subsidiaries, which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of comprehensive loss, changes in members’ equity and cash flows for the period from October 5, 2017 to December 31, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AR Topco, LLC and Subsidiaries as of December 31, 2018 and the results of their operations and their cash flows for the period from October 5, 2017 to December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Company has recorded a change in accounting principle as the Company is now considered to be a public business entity based on Accounting Standard Update No. 2013-12. Our opinion is not modified with respect to this matter.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

May 8, 2019

AR Topco, LLC and Subsidiaries	2

Consolidated Balance Sheet

As of December 31, 2017

(in thousands)

ASSETS
Current Assets

Cash and cash equivalents	$5,967
Receivables, net	6,162
Prepaid expenses and other current assets	489

Total current assets	12,618

Non-current Assets

Property and equipment, net	2,624
Goodwill	75,400
Intangibles, net	51,244
Other assets	255

Total non-current assets	129,523

Total Assets	$142,141

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities

Accounts payable	$5,561
Accrued expenses	5,504
Deferred revenue	6,925
Current portion of long-term debt	300

Total current liabilities	18,290

Non-current Liabilities

Long-term debt, net of current portion	28,856
Other liabilities, non-current	378

Total non-current liabilities	29,234

Members’ Equity
Series A Preferred Units	102,038
Series B Common Units	—
Accumulated deficit	(7,425)
Accumulated other comprehensive income	4

Total members’ equity	94,617

Total Liabilities and Members’ Equity	$142,141

The accompanying notes are an integral part of these consolidated financial statements.

AR Topco, LLC and Subsidiaries	3

Consolidated Statement of Comprehensive Loss

For the Period from October 5, 2017 to December 31, 2017

(in thousands)

Net Revenues	$17,158

Cost of Revenues	10,281

Gross Profit	6,877

Operating Expenses
Research and development	1,904
Selling, general and administrative	11,756

Total operating expenses	13,660

Operating Loss	(6,783)

Other Expense
Interest expense	(633)
Other Income/(expense)	1

Total other expense	(632)

Income tax expense	(10)

Net Loss	$(7,425)

Other comprehensive income, net of tax
Foreign currency translation adjustment	$4

Other comprehensive income	4

Comprehensive Loss	$(7,421)

The accompanying notes are an integral part of these consolidated financial statements.

AR Topco, LLC and Subsidiaries	4

Consolidated Statement of Changes in Members’ Equity

For the Period from October 5, 2017 to December 31, 2017

(in thousands)

	Series A Preferred Units	Series A Preferred Units	Series B Common Units	Series B Common Units	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Members’ Equity
Balance, October 5, 2017	—	$—	—	$—	$—	$—	$—

Capital contributions from owners	102,038	102,038	102,038	—	—	—	102,038

Net Loss	—	—	—	—	(7,425)	—	(7,425)

Other comprehensive income	—	—	—	—	—	4	4

Balance, December 31, 2017	102,038	$102,038	102,038	$—	$(7,425)	$4	$94,617

The accompanying notes are an integral part of these consolidated financial statements.

AR Topco, LLC and Subsidiaries	5

Consolidated Statement of Cash Flows

For the Period from October 5, 2017 to December 31, 2017

(in thousands)

Operating Activities
Net loss	$(7,425)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,934
Amortization of debt financing costs	33
Changes in operating assets and liabilities, net of acquisition-related assets and liabilities:
Receivables	740
Prepaid expenses and other current assets	64
Accounts payable	2,765
Accrued expenses	1,253
Deferred revenue	463
Other liabilities, non-current	378

Net Cash Provided By Operating Activities	205

Investing Activities
Purchases of property and equipment	(82)
Payment for AppRiver Acquisition, net of $500 cash acquired	(112,321)

Net Cash Used For Investing Activities	(112,403)

Financing Activities
Proceeds from long-term debt	30,000
Repayments of long-term debt	(75)
Payment of debt financing costs	(802)
Capital contributions from owners	89,038

Net Cash Provided By Financing Activities	118,161

Effect of Exchange Rate Changes on Cash	4
Net Increase in Cash and Cash Equivalents	5,963

Cash and Cash Equivalents - Beginning of the Period	—

Cash and Cash Equivalents - End of the Period	$5,967

Supplemental Cash Flow Disclosures:
Cash paid for interest	$588

Non-Cash Investing and Financing Activities:
Rollover capital contribution from owners (see Note 3)	$13,000
Amounts payable to Holdings for AppRiver Acquisition (see Note 3)	865

The accompanying notes are an integral part of these consolidated financial statements.

AR Topco, LLC and Subsidiaries (in thousands)	6

Notes to Consolidated Financial Statements

As of December 31, 2017 and for the Period from October 5, 2017 to December 31, 2017

(in thousands)

1	Nature of Business

AR Topco, LLC (the “Company”, “we”, “our” and “us”) was incorporated in the state of Delaware on September 7, 2017 to receive, acquire and own 100% of the membership interests in AppRiver LLC (“AppRiver”), an operating company incorporated in the state of Florida.

AR Topco, LLC is owned by AppRiver Marlin Topco, L.P. (87.26%), a limited partnership incorporated in the state of Delaware, and AppRiver Holdings LLC (12.74%), an S-corporation incorporated in the state of Florida. AppRiver Marlin Topco, L.P. is wholly-owned by affiliates of Marlin Equity Partners (“Marlin”), a private equity firm based in the United States. All references to Marlin throughout these notes refer collectively to Marlin Equity Partners and those affiliates.

AppRiver Holdings LLC (“Holdings”) is owned by the former members of AppRiver, who contributed 100% of their membership interests in AppRiver to Holdings. On September 14, 2017, Holdings entered into a Membership Interests Purchase Agreement by which it effectively sold 100% of its membership interests in AppRiver to AppRiver Marlin Topco, L.P. (see Note 3). This purchase and sale, hereinafter referred to as the “AppRiver Acquisition”, closed on October 5, 2017, which is when we commenced operations. We did not engage in any significant operating activities between the date of our incorporation and the closing of the AppRiver Acquisition on October 5, 2017. Concurrent with the AppRiver Acquisition, Holdings acquired from AppRiver Marlin Topco, L.P. a 12.74% interest in the Company.

AppRiver is based in Gulf Breeze, Florida and provides email security solutions to businesses, including protection from spam, viruses, and internet malware. In order to provide these services, AppRiver maintains a significant vendor relationship. AppRiver expects to maintain this relationship.

AppRiver operates in Europe through its wholly-owned subsidiaries AppRiver AG, a Swiss company (hereinafter referred to as “AG”) and AppRiver AG Spain SL, a Spanish company (hereinafter referred to as “SLU”).

In addition, AppRiver owns 50% of ARM Research Labs, Inc. ARM is a privately funded research and development group created to develop solutions through advanced technologies. The investment in ARM is recorded using the equity method of accounting, which requires the Company to record its pro rata share of ARM’s profits and losses by adjusting the carrying value of its investment in ARM, which is included in other income/(expense) in the consolidated statement of comprehensive loss.

2	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are prepared in conformity with generally accepted accounting principles of the United States of America (US GAAP). The Company commenced operations on October 5, 2017 and elected a fiscal year ending on December 31st. The accompanying consolidated balance sheet is as of December 31, 2017 and the accompanying consolidated statements comprehensive loss, members’ equity and cash flows include all activity for the period from and including October 5, 2017 through December 31, 2017. All amounts presented herein are stated in thousands of US dollars (USD) unless otherwise stated.

The Company follows the accrual basis of accounting. Revenues are recognized in the accounting period in which services are provided and they are earned. Expenses are recognized in the accounting period incurred. The Company’s policy is to present revenues net of related sales tax.

Principles of Consolidation

The consolidated financial statements include the accounts of AR Topco, LLC and its wholly-owned subsidiaries, AppRiver Intermediate LLC, AR MidCo, LLC, AppRiver, AG, SLU, and the 50% investment in ARM. We eliminate all significant intercompany balances and transactions.

AR Topco, LLC and Subsidiaries (in thousands)	7

Segment Reporting

The Company operates in a single industry segment, the sale of email security solutions to businesses, including protection from spam, viruses, and internet malware. The Company sells its products into many countries throughout the world. There is no geographic concentration.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant judgments and estimates relate to provisions for customers’ allowances, income taxes, contingencies, determining the fair value of acquired assets and liabilities in the business combination and assessing the impairment of goodwill and long-lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of currency, demand deposits, any investments with an original maturity of 90 days or less and all credit and debit card transactions that settle in less than seven days. Credit card receivables included in cash as of December 31, 2017 was $486. These are considered cash equivalents because they are both short term and highly liquid in nature. The Company deposits its cash in what management believes are high credit quality financial institutions. The balance, at times, may exceed federally insured limits and may be held at financial institutions outside of the United States of America.

Receivable

Receivables are unsecured, due from customers for services provided and are presented at face value, net of an allowance for doubtful accounts. Management analyzes historical bad debts, current economic trends, and changes in the customer’s payment tendencies when evaluating the allowance for doubtful accounts. The allowance as of December 31, 2017 was $100. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer. The Company does not charge interest on past due receivables.

Property and Equipment

Property and equipment are recorded at fair value based on the business combination described in Note 3 and cost post-business combination and depreciated by the straight-line method over the lessor of the estimated useful life or the lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income or expense for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized. Estimated useful lives are generally as follows:

Estimated Life
Computer and office equipment	4 years
Furniture and fixtures	10 years
Software	3 years
Leasehold improvements	Shorter of estimated useful life or lease terms

Revenue Recognition

The Company’s revenues are derived primarily from providing software services under subscription agreements. The revenue is recognized ratably over the contract term commencing with the date that service is made available to the customer and all other revenue recognition criteria have been satisfied. For subscriptions extending past the fiscal year, revenues are deferred until earned in the subsequent period. Included in receivables in the consolidated balance sheet as of December 31, 2017 is $417 of unbilled revenue.

The Company recognizes revenues on a net basis for amounts from a vendor who provides the services for one of their products.

AR Topco, LLC and Subsidiaries (in thousands)	8

Deferred Revenues

Deferred revenues primarily consists of billings or payments received in advance of revenue recognition from the subscription services described above and is recognized as the revenue recognition criteria are met.

Cost of Revenues

Cost of revenues includes hosting costs, licensing fees, salaries and benefits for support personnel, merchant fees and depreciation and amortization related to property and equipment delivery services.

Advertising Costs

Advertising costs are charged to operations when incurred. Advertising expenses for the period from October 5, 2017 to December 31, 2017 was $531.

Income Taxes

The Company is classified as a Partnership (i.e., a pass-through entity) for U.S. federal and state income tax purposes. Consequently, taxes based on income or loss of the U.S. partnership are primarily the responsibility of the individual members.

The Company also operates subsidiaries in Switzerland and Spain which are subject to tax in their respective countries. For U.S. tax purposes both entities are treated as controlled foreign corporations and their taxable income or loss does not pass through to the Company. The Company recorded $10 of current tax expense with respect to the foreign subsidiaries. There are no deferred tax assets or liabilities as of December 31, 2017.

The Company currently believes that no reserve is necessary for uncertain tax positions. However, no assurance can be given that the final tax outcome of these matters will not be different. To the extent that the final tax outcome is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

The Company is not currently under examination by any taxing jurisdiction. In the event of any future tax assessments, the Company has elected to record the income taxes and any related interest and penalties as income tax expense on the Company’s consolidated statement of comprehensive loss.

Research and Development

Research and development costs are expensed as incurred.

Foreign Currency Transactions

The functional currency of the Company’s foreign subsidiaries is the local currency in the country in which the subsidiary is located. Transactions denominated in currencies other than an entity’s functional currency are remeasured into the entity’s functional currency at the exchange rate in effect at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate in effect at the consolidated balance sheet date. Translation gains and losses are included as a separate component of members’ equity. Foreign currency transaction gains and losses are recognized in other expense in the consolidated statement of comprehensive loss.

Neither foreign currency exchange losses nor unrealized losses for the period from October 5, 2017 to December 31, 2017 were material to the Company’s financial results.

Fair Value Measurements

The carrying amounts of all financial instruments approximate their fair values. The carrying amounts for cash and cash equivalents, receivables, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these instruments. Based on the borrowing rates currently available to us for bank loans with similar terms and average maturities, the carrying value of our long-term debt and line of credit approximates its fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs.

AR Topco, LLC and Subsidiaries (in thousands)	9

The fair value framework requires the categorization of assets and liabilities into one of three levels based on the assumptions (inputs) used in valuing the asset or liability. Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Unobservable inputs for the asset or liability, reflecting the reporting entity’s own assumptions about the assumptions that market participants would use in pricing.

In connection with the AppRiver Acquisition (see Note 3), the Company allocated the purchase price to property and equipment and identifiable intangible assets which are considered Level 2 and Level 3 inputs, respectively. The Level 3 inputs consist of the projected payments based on projected EBITDA and an estimated discount rate. The fair value is determined by applying an appropriate discount rate that reflects the risk factors associated with the payments streams.

	Assets at Fair Value as of October 5, 2017
	Level 1	Level 2	Level 3	Total
Property and equipment	$—	$2,770	$—	$2,770
Trademarks	—	—	5,550	5,550
Developed technology	—	—	29,100	29,100
Customer relationships	—	—	18,300	18,300
Goodwill	—	—	75,400	75,400

Total Assets at fair value	$—	$2,770	$128,350	$131,120

For the period from October 5, 2017 to December 31, 2017, there were no significant transfers between Levels 1 and 2 and no transfers in or out of Level 3.

The following table set forth a summary of changes in the fair value of the Company’s Level 3 assets for the period from October 5, 2017 to December 31, 2017:

Balances, October 5, 2017	$—
Acquired on October 5, 2017	128,350

Balances, December 31, 2017	$128,350

Our assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. We endeavor to use the best available information in measuring fair value. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Intangible Assets

The Company’s intangible assets consist of trademarks, developed technology, and customer relationships recognized in connection with the AppRiver Acquisition (see Note 3). The trademarks were valued using a relief-from royalty method. The developed technologies were valued using the multi-period excess earnings, relief-from royalty, and replacement cost methods. Customer relationships were valued using the with and without method. The intangible assets valued as part of the AppRiver Acquisition are based on significant management estimate inputs that are not observable. The assumptions made by management in determining the fair value included discount rates based on a weighted-average cost of capital and estimated average growth rates, as well as expected future cash flows.

AR Topco, LLC and Subsidiaries (in thousands)	10

Intangible assets with finite lives are amortized using the straight-line method over their estimated useful lives and reviewed for impairment when indicators of impairment exist, such as a significant decline in demand for our products and underlying technology and reduced product margins indicating declining operating performance or cash flows. The estimated useful lives of these assets are evaluated to determine if a change in an estimate is required. The remaining carrying value of the asset is amortized prospectively over the remaining adjusted useful life of the asset. The review for potential impairment and change in estimated useful lives requires us to use estimates and judgments of future cash flows, consistent with plans and estimates we use to manage related product cash flows.

Impairment of Long-Lived Assets

Our long-lived assets are reviewed for impairment when events or changes in business conditions indicate that their carrying value may not be recoverable. We measure recoverability of these assets by comparing the carrying amounts to the estimated undiscounted future cash flows the assets are expected to generate. If our long lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its market value.

Goodwill

Goodwill represents the purchase price in excess of fair values assigned to the underlying net tangible and identifiable intangible assets of acquired businesses. Goodwill is tested for impairment annually. We also review goodwill at the Company level for impairment when events or circumstances indicate that the fair value of the Company may be below its carrying value. We may first assess qualitative factors to determine whether it is more likely than not that the fair value of the Company is less than its carrying amount. If, after reviewing qualitative factors, we determine that it is more likely than not that the fair value of the Company is greater than its carrying amount, no further steps are taken. Goodwill impairment testing is a one-step process. We compare the fair value of the Company to its carrying value and, to the extent that the carrying value exceeds the fair value, we record an impairment loss. We calculate the fair value of the Company using the discounted cash flow method and the market approach of valuation. The discounted cash flow method requires us to use estimates and judgments about the amounts and timing of future cash flows of the Company.

For the period from October 5, 2017 to December 31, 2017, the Company performed a qualitative assessment to test goodwill for impairment. Based on the qualitative assessment, the Company determined that it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of our reporting unit is greater than the carrying amount and therefore no impairment of goodwill was identified. Therefore, as of December 31, 2017, there has been no impairment loss recorded.

Deferred Financing Costs

Costs incurred in connection with originating long-term debt have been capitalized and are classified in the accompanying consolidated balance sheet as a reduction of the long-term debt balance to which those costs relate. These deferred financing costs are being amortized over the life of the underlying debt obligation utilizing the straight-line method, which approximates the effective interest method. Amortization of deferred financing costs is included in interest expense in the accompanying consolidated statement of comprehensive loss.

Change in Accounting Principle

The Company has recorded a change in accounting principle as of December 31, 2017 and for the period from October 5, 2017 to December 31, 2017. As a result of the acquisition by Zix Corporation in February 2019 (see Note 12), the Company meets the definition of a public business entity, since the consolidated financial statements will be included in the Zix Corporation Form 8-K filing. The consolidated financial statements have been updated to not elect the private company council alternative accounting guidance related to the following: business combination under ASC 805 for the allocation of intangibles and ASU 2014-02 which allows for amortization of goodwill. All adjustments have been made retrospectively to October 5, 2017, the date the Company commenced operations.

AR Topco, LLC and Subsidiaries (in thousands)	11

The following is a summary of the changes made as of December 31, 2017 and for the period from October 5, 2017 to December 31, 2017:

	Original		Impact		Adjusted
Assets
Goodwill	$91,490		$(16,090)	a	$75,400
Intangibles, net	$32,837		$18,407	b	$51,244
Liabilities
Accrued expenses	$4,639	e	$865	c	$5,504
Equity
Accumulated deficit	$(8,877)		$1,452	d	$(7,425)
Operating Expenses
Selling, general and administrative expense	$13,208	e	$(1,452)	d	$11,756
Net Loss	$(8,877)		$1,452	d	$(7,425)
Comprehensive Loss	$(8,873)		$1,452	d	$(7,421)

a	$19,300 reduction in goodwill resulting from removal of private company election under ASC 805

$2,345 increase in goodwill resulting from removal of amortization related to application of ASU 2014-02

$865 increase in consideration paid to sellers (see Note 3), purchase price true up

b	$500 increase in tradenames resulting from removal of private company election under ASC 805

$500 increase in technology resulting from removal of private company election under ASC 805

$18,300 increase in customer relationships resulting from removal of private company election under ASC 805

$893 increase in amortization for intangible assets resulting from increase in intangible assets noted

c	Increase in amounts due to sellers resulting from increase in consideration paid (see Note 3), purchase price true up

d	$2,345 reduction in goodwill amortization expense

$893 increase in intangible assets amortization expense

e	Certain amounts have been reclassified. These reclassifications had no effect on comprehensive loss or members’ equity.

Recent Accounting Pronouncements

During May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU No. 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. During 2015 and 2016, the FASB also issued ASU No. 2015-14, which defers the effective date of ASU No. 2014-09; ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net)”, which clarifies the implementation guidance on principal versus agent considerations in Topic 606; ASU No. 2016-10, “Identifying Performance Obligations and Licensing”, which clarifies the identification of performance obligations and the licensing implementation guidance; ASU No. 2016-12, “Narrow-Scope Improvements and Practical Expedients” and ASU No. 2016-20, “Technical Corrections and Improvements to Topic 606”, which both affect narrow aspects of Topic 606. Topic 606 (as amended) is effective for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently assessing the effect that Topic 606 (as amended) will have on its results of consolidated operations, financial position and cash flows.

AR Topco, LLC and Subsidiaries (in thousands)	12

During February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” ASU No. 2016-02 requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. During 2018, the FASB also issued ASU No. 2018-01, “Land Easement Practical Expedient”, which permits an entity to elect an optional transition practical expedient to not evaluate land easements that existed or expired before the entity’s adoption of Topic 842 and that were not previously accounted for under ASC 840; ASU 2018-10, “Codification Improvements to Topic 842, Leases”, which addresses narrow aspects of the guidance originally issued in ASU No. 2016-02; ASU 2018-11, “Targeted Improvements”, which provides entities with an additional (and optional) transition method whereby an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption and also provides lessors with a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component and, instead, to account for those components as a single component; and ASU No. 2018-20, “Narrow-Scope Improvements for Lessors”, which addresses sales and other similar taxes collected from lessees, certain lessor costs, and the recognition of variable payments for contracts with lease and nonlease components. Topic 842 (as amended) is effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is currently assessing the effect that Topic 842 (as amended) will have on its consolidated results of operations, financial position and cash flows.

During January 2017, the FASB issued ASU No. 2017-04, “Simplifying the Test for Goodwill Impairment.” ASU No. 2017-04 simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. ASU No. 2017-04 is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently assessing the effect that ASU No. 2016-02 will have on its consolidated results of operations, financial position and cash flows.

3	Business Combination

As mentioned in Note 1 – Nature of Business, on October 5, 2017, the Company acquired 100% of the membership interests of AppRiver for a purchase price of $130,000, plus net adjustments of $2,000. In 2018, Marlin paid an additional $865. The purchase price was funded with third party debt of $30,000, capital contributions from Marlin of $89,000 and from $13,000 of equity contributed by members of the Seller. The fair value of the $13,000 in equity contributed by members of the Seller was determined using the purchase price of the membership interests acquired as the rights and privileges of the rolled over units were similar to the membership interests acquired.

The AppRiver Acquisition was accounted for using the acquisition method of accounting. Accordingly, the purchase price has been allocated, as shown in the table below, to identifiable assets acquired and liabilities assumed based on estimated fair values at the acquisition date.

Receivables	$6,902
Sales tax escrow and receivable	1,740
Cash and other current assets	1,054
Long-term assets	254
Property and equipment	2,770
Goodwill	75,400
Acquired intangible assets, net	52,950

Total Asset Acquired	$141,070

Accounts payable	2,796
Sales tax liability	1,740
Deferred revenues	6,462
Other accrued liabilities	3,386

Total Liabilities Acquired	$14,384

Net Assets Acquired	$126,686

AR Topco, LLC and Subsidiaries (in thousands)	13

The excess of the cost of the AppRiver Acquisition over the fair values of the net tangible and intangible assets acquired – which includes $5,550 of trademarks, $29,100 of developed technologies, $18,300 of customer lists, net of $391 for an unfavourable acquired leasehold interest - has been recorded as goodwill. Goodwill recognized is primarily attributable to estimated future growth of the Company. For tax purposes the goodwill expected to be deductible is $66,124.

The Company incurred approximately $3,914 of acquisition related costs for certain legal, financial and management consulting services from various consulting firms which has been included in selling, general and administrative expenses on the accompanying consolidated statement of comprehensive loss. The Company also incurred debt financing costs of $802 (see Note 6).

4	Property and Equipment

Property and equipment consisted of the following as of December 31, 2017:

Computer and office equipment	$2,022
Furniture and fixtures	373
Software	86
Leasehold improvements	371

Total property and equipment	2,852
Accumulated Deprecation	(228)

Property and equipment, net	$2,624

Depreciation expense of $228 for the period from October 5, 2017 to December 31, 2017 was recorded of which $55 is included in cost of revenues and $173 is included in depreciation and amortization expense in the consolidated statement of comprehensive loss.

5	Goodwill and Intangible Assets

Goodwill

During the period from October 5, 2017 to December 31, 2017, goodwill of $75,400 arose from the AppRiver Acquisition (see Note 3 – Business Combination), which has an indefinite life.

Intangible Assets

The gross carrying amount and accumulated amortization of intangible assets subject to amortization as of December 31, 2017 are as follows:

Intangible Asset	Useful Lives, Years	Gross Value	Accumulated Amortization	Net Book Value	Weighted Average Remaining Life, Years
Trademarks	6-15	$5,550	$(105)	$5,445	12.1
Developed technology	6-10	29,100	(729)	28,371	9.6
Customer relationships	5	18,300	(872)	17,428	4.8

		$52,950	$(1,706)	$51,244

AR Topco, LLC and Subsidiaries (in thousands)	14

The Company recorded $1,706 of amortization expense related to intangible assets for the period from October 5, 2017 to December 31, 2017. Based on the current amount of finite-lived intangible assets as of December 31, 2017, amortization during the next five years and thereafter is estimated to be as follows:

Year Ending
December 31, 2018	$6,998
December 31, 2019	6,998
December 31, 2020	6,998
December 31, 2021	6,998
December 31, 2022	6,126
Thereafter	17,126

$51,244

The Company reviews intangible assets when potential indicators of impairment exist. No impairment was recorded for the period from October 5, 2017 to December 31, 2017.

6	Debt

Term Loan

On October 3, 2017, the Company, through its wholly-owned subsidiaries AR Intermediate LLC, AR Midco LLC and AppRiver, entered into a Credit Agreement with a lender for $30,000, the proceeds of which were used to finance the AppRiver Acquisition which occurred on October 5, 2017 (see Note 3), which is when the loan funded. This term loan matures on October 5, 2023 and bears interest at the rate of either a Eurodollar rate or the Alternative Base Rate (the “ABR”), as elected by the Company each quarter (the “Interest Period”). The ABR is the greater of either the Prime Rate, the US Federal Funds Effective Rate or an Adjusted LIBOR rate, as defined in the Credit Agreement, plus a margin of 3.75%, and subject to a floor of 2.00%. The Eurodollar rate is calculated as the (a) applicable LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate, plus a margin of 4.75%, and subject to a floor of 1.00%. The default rate is the ABR. The interest rate in effect as of December 31, 2017 is 8.25%. Interest payments are due on the last day of each of March, June, September and December with the first payment paid on December 31, 2017. Principal payments of 0.25% of the original loan amount are due on the same day as the interest payments, with the first principal payment also due December 31, 2017. The balance outstanding as of December 31, 2017 is $29,925. The Credit Agreement is secured by a lien on all our assets.

Line of Credit

The Company has a $5,000 revolving line of credit facility (the “Revolver”) provided by the same lender under the Credit Agreement explained above. As of December 31, 2017, there are no amounts outstanding under the Revolver. All amounts outstanding under the Revolver become due and payable on October 5, 2023.

The following is a summary of our debt and borrowing arrangements as of December 31, 2017:

	Interest Rate	2017
Term loan	8.25%	29,925
		29,925
Less: Unamortized deferred financing costs		(769)

Total debt obligations		$29,156

Less current portion:
Term loan		$300

Total long-term debt obligations		$28,856

AR Topco, LLC and Subsidiaries (in thousands)	15

Our scheduled debt principal payments as of December 31, 2017 are as follows:

	Principal Payments
	Term Loan	Revolver	Total
December 31,2018	$300	$—	$300
December 31,2019	300	—	300
December 31,2020	300	—	300
December 31,2021	300	—	300
December 31,2022	300	—	300
Thereafter	28,425	—	28,425

Totals	$29,925	$—	$29,925

The Credit Agreement contains various provisions, including compliance with certain financial covenants. AppRiver is in compliance with all debt covenants, other than covenants requiring delivery of completed auditor’s reports by May 30, 2018. The lender granted a waiver and extended the time for completion of such report and those covenants have already been satisfied or are being satisfied by the delivery of this report.

On October 9, 2018, the Credit Agreement was amended to provide the Company with additional term loans in an aggregate principal amount of $44,000. The additional amounts were used to finance the Total Defense acquisition (see Note 12).

In connection with the sale of the Company (see Note 12), the outstanding balances under the Credit Agreement were paid in full on February 20, 2019.

Debt Financing Costs

In connection with the origination and closing of the Credit Agreement in October 2017, the Company incurred $802 of debt financing costs comprised of closing fees paid to the Lenders and fees paid to attorneys for legal advice. These fees are being amortized to interest expense over the life of the Credit Agreement and are presented in our accompanying consolidated balance sheet as a reduction in the balance of the related note payable. Amortization of $33 was recorded for the period ended October 5, 2017 to December 31 2017. Accumulated amortization was $33 as of December 31, 2017. Future amortization expense is expected to be $134 for each of the next five years and $99 in the final year.

The Company does not have any capitalized leases or any other debt-like arrangements or agreements.

7	Preferred Units

As part of the AppRiver Acquisition (see Note 3), the Company issued Series A Preferred Units. AppRiver Marlin TopCo, LP purchased 87.26% of the total units for $89,038 and AppRiver Holdings, LLC rolled over 12.74% of the total units or $13,000 of fair value. The Series A Preferred units are not a mandatorily redeemable financial instrument and do not contain a conversion option.

The Series A Preferred Return represents a return of 12% per annum, compounded on a 3% quarterly basis on such Series A member’s unreturned capital contributions calculated from the time of each capital contribution of such Series A member. These returns are subject to Board of Members approval and declaration. As of December 31, 2017, there was $2,927 of undeclared returns.

AR Topco, LLC and Subsidiaries (in thousands)	16

8	Profits Interest Plan

The Company, through its subsidiary, AppRiver Management Holding LLC, provides long-term incentive awards to certain key employees and executives. The Company has created a profits interests plan for the benefit of certain employees, officers and directors (“Grantees”) to further align the Grantees’ interests with those of Company’s limited partners. The profits interests are for non-voting Series B common units (“Units”).

Grantees must execute a joinder to the Company’s operating agreement making the participant and its successors and transferees bound as a member by the operating agreement and must file an Internal Revenue Code Section 83(b) election. The profits interests are subject to continued employment or engagement services and vest as defined in the agreement, typically over a five-year service period including a one-year cliff vesting of 20%. Unless otherwise provided in an applicable profits award agreement, upon termination, expiration or other cessation of a Grantee’s employment or engagement provided for any reason or no reason, at the election of Marlin Equity IV, LP, in its sole discretion, such Grantee’s units (other than unvested units, which will be forfeited) shall be subject to redemption by the Company.

The profits interests shall participate in any appreciation of the Company’s equity value after the effective date, and the participants represent that they understand that the profits interests are an investment with risk.

Management accounts for the profits interests under ASC 718. The directors of the Company approved the grant of 4,714 Units under the Profits Interest Plan to certain members of the Company’s management team as of October 5, 2017. The profits interest units had an estimated fair value of $0.13 per unit resulting in compensation expense that was not material to the consolidated statement of comprehensive loss. None of the profit interest units granted were vested as of December 31, 2017.

9	Employee Benefit Plan

The Company sponsors a 401(k) retirement plan (the Plan) covering substantially all of our U.S based employees who meet certain eligibility requirements. Participants may contribute any portion of their annual compensation up to the maximum amount established by the Internal Revenue Service for each calendar year. The terms of the Plan provide that the Company matches 100% of the first 3% of participants’ contributions and 50% of the next 2% of participants’ contributions. The Company’s matching contributions to the Plan amounted to $122 for the period from October 5, 2017 to December 31, 2017. The Company also made a discretionary profit sharing contribution of $150 for the period from October 5, 2017 to December 31, 2017.

10	Related-party Transactions

We conduct business with other companies or individuals who are considered related parties.

Through the AppRiver Acquisition, the Company acquired a long-term lease for office space for which the landlord is a management company that is partially owned by two of the members of Holdings. The lease expires June 30, 2024. Each of the two members owns approximately 40% of the management company as of December 31, 2017. As the present value of the current and future contract lease obligations under this lease agreement was greater than the estimated market lease rates over the term of the lease, as measured as of the closing date of the AppRiver Acquisition, a liability was recognized as part of the AppRiver Acquisition purchase price allocation. This liability will be charged against rent expense on a pro rata basis during the remaining term of the lease agreement. For the period from October 5, 2017 to December 31, 2017, the Company’s rent expense for the office space was $206.

We have a management services agreement with Marlin for management consulting and advisory services. We incurred $2,134 of transaction advisory fees which are included in selling, general and administrative expenses in the consolidated statement of comprehensive loss. We also incurred $118 of out-of-pocket costs, primarily to reimburse Marlin for fees and travel expenses paid to consultants Marlin incurred on our behalf, and $300 of recurring management fees to Marlin, both of which are included in the line item selling, general and administrative expenses in the consolidated statement of comprehensive loss. Total fees, expenses and reimbursement costs incurred to Marlin during the period from October 5, 2017 to December 31, 2017 were $419, of which the Company paid Marlin $358 during this period. The Company’s payable to Marlin as of December 31, 2017 is $61 and is recorded in accounts payable in the consolidated balance sheet. The recurring management fee is calculated as a percentage of revenue, payable to Marlin quarterly, or as otherwise restricted by our Credit Agreement.

AR Topco, LLC and Subsidiaries (in thousands)	17

11	Commitments and Contingencies

Operating Leases

The Company leases equipment and office space under several lease agreements which expire through 2024. The monthly obligation ranges between $1 to $69 during the periods presented. The future minimum rental payments, which includes related party leases (see Note 10), are as follows:

$ in thousands
2018	$899
2019	909
2020	854
2021	760
2022	783

$4,205

Rent expense totaled $231 for period from October 5, 2017 to December 31, 2017.

Sales Tax Payable/Receivable

The Company has determined that a sales tax nexus exists in multiple states. The Company entered into a Voluntary Disclosure agreement with those states and recorded a liability for estimated sales taxes. The Company has also recorded a receivable for the corresponding amounts due from its customers to whom it concluded sales without withholding any required sales tax and believes it is probable the receivable amount will be collected. The receivable of $1,015 is included in receivables, net and the payable of $1,154 is included in accrued expenses on the consolidated balance sheet as of December 31, 2017. An escrow of $1,500 was established for the VDA process in connection with the business combination (see Note 3) since the buyers did not assume this liability.

12	Subsequent Events

The Company has evaluated conditions through May 8, 2019 for any subsequent events, which would require disclosure.

Roaring Penguin Acquisition

On March 24, 2018, the Company, through its wholly-owned subsidiary AppRiver, acquired 100% of the outstanding shares of Roaring Penguin Software, Inc., a company incorporated in the province of Ontario, Canada for a base purchase price of approximately $1,705 ($2,200 Canadian dollars) (“RP Acquisition”).

The RP Acquisition was accounted for using the acquisition method of accounting. Accordingly, the purchase price has been preliminarily allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on estimated fair values at the acquisition date. The purchase price includes (i) $233 of consideration relating to an earn-out arrangement based on recurring revenue earned for the period falling 13 to 24 months (inclusive) after the closing date, as compared to recurring revenue from the same customers for the 12 month period ended December 31, 2017 (“Earn-Out”), and (ii), $423 of consideration that has been held back in lieu of escrow and may be paid to the sellers, post-closing, pending the outcome of some potential future payments the Company may have to make for which the sellers remain liable (“Hold-Back”). Both amounts represent the Company’s estimates of the fair value of these liabilities as of the acquisition date.

The initial accounting for the business combination is not yet completed. The Company will provide details of the allocation of the purchase price to the fair value of the assets acquired and the liabilities assumed when these amounts have been finalized.

Total Defense Acquisition

On October 9, 2018, the Company, through its wholly-owned subsidiary AppRiver, acquired 100% of the outstanding shares of Total Defense, Inc., a company incorporated in the state of Delaware, United States of America, for a base purchase price of approximately $10,000 (“TD Acquisition”).

AR Topco, LLC and Subsidiaries (in thousands)	18

The TD Acquisition was accounted for using the acquisition method of accounting. Accordingly, the purchase price has been preliminarily allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on estimated fair values at the acquisition date. The purchase price includes $1,000 of consideration relating to an earn-out arrangement based on EBITDA earned for the period from January 1, 2018 to December 31, 2018 (“TD Earn-Out”). The TD Earn-Out amount represents the Company’s estimate of the fair value of this liability as of the acquisition date. In February 2019, $960 was paid in full settlement of the TD Earn-Out liability.

The initial accounting for the business combination is not yet completed. The Company will provide details of the allocation of the purchase price to the fair value of the assets acquired and the liabilities assumed when these amounts have been finalized.

Sale to Zix Corporation

On February 20, 2019, Zix Corporation (a public entity) acquired 100% of the issued and outstanding equity interests of the Company for $275,000, less outstanding Company indebtedness at the time of closing and certain accrued items and unpaid transaction expenses, and subject to a working capital adjustment.